UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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CASTLE BRANDS INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CASTLE BRANDS INC.
122 East 42nd Street, Suite 4700
New York, New York 10168
NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 26, 2015

Castle Brands Inc. will hold its 2014 annual meeting of shareholders at the offices of Ladenburg Thalmann & Co. Inc., located at 570 Lexington Avenue, 11th Floor, New York, New York 10022, on March 26, 2015 at 10:00 a.m., for the following purposes, as further described in the attached proxy statement:

1.	To elect nine directors to our board of directors;
2.	To ratify the appointment of EisnerAmper LLP as our independent registered public accounting firm for fiscal 2015;
3.	To approve, on an advisory basis, the compensation of our named executive officers, which we refer to as the “say on pay” vote; and
4.	To transact any other business properly presented at the meeting and at any postponements or adjournments.

You may vote at the meeting and at any adjournment or postponement if you were a record owner of our common stock at the close of business on January 28, 2015.

Your vote is important. Whether or not you plan to attend the 2014 annual meeting, we encourage you to read the attached proxy statement and promptly vote your shares using the enclosed proxy card. Please sign and date the accompanying proxy card and mail it in the enclosed addressed, postage-prepaid envelope. You may also vote your shares over the Internet or by telephone by following the voting instructions on the proxy card. You may revoke your proxy if you so desire at any time before it is voted.

By Order of the Board of Directors

Richard J. Lampen,
President and Chief Executive Officer

New York, New York

February 6, 2015

i

CASTLE BRANDS INC.

PROXY STATEMENT

Our board of directors is soliciting proxies for the 2014 annual meeting of shareholders to be held on March 26, 2015. This proxy statement and the enclosed form of proxy contain important information for you to consider in deciding how to vote on the matters brought before the meeting.

We first sent this proxy statement to shareholders on or about February 6, 2015. Our board of directors set January 28, 2015 as the record date for the meeting. Shareholders of record who owned our stock at the close of business on that date may vote and attend the meeting. As of the record date, we had issued and outstanding 156,480,596 shares of common stock, par value $0.01 per share, which we refer to as common stock. Each holder of our common stock is entitled to one vote for each share of common stock held on the record date.

What matters am I voting on?

You will be voting on:

•	the election of nine directors to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified;
•	the ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for fiscal 2015;
•	the approval, on an advisory basis, of the compensation of our named executive officers; and
•	any other business that may properly come before the meeting.

Who may vote?

Holders of our common stock at the close of business on January 28, 2015, the record date, may vote at the meeting. On the record date, 156,480,596 shares of our common stock were issued and outstanding. Each holder of our common stock is entitled to one vote for each share held on the record date.

When and where is the meeting?

We will hold the meeting on March 26, 2015, at 10:00 a.m. Eastern Time at the offices of Ladenburg Thalmann & Co. Inc., located at 570 Lexington Avenue, 11th Floor, New York, New York 10022.

If you need directions to the location of the meeting, please contact our Investor Relations Department by: (a) mail at Castle Brands Inc., Attention: Investor Relations, 122 East 42nd Street, Suite 4700, New York, New York 10168, (b) telephone at (646) 356-0200 or (c) e-mail at ir@castlebrandsinc.com.

What is the effect of giving a proxy?

Proxies in the form enclosed are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. If you sign and return the proxy in accordance with the procedures described in this proxy statement, the persons designated as proxies by the board of directors will vote your shares at the meeting as specified in your proxy.

If you duly execute the proxy card but do not specify how you want to vote, your shares will be voted:

•	FOR the election as directors of the nominees listed below under Proposal I.
•	FOR the ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for fiscal 2015 as described below under Proposal II.
•	FOR the approval, on an advisory basis, of the compensation of our named executive officers as described below under Proposal III.

If you give your proxy, the proxies named on the proxy card also will vote your shares in their discretion on any other matters properly brought before the meeting.

Can I change my vote after I voted?

You may revoke your proxy at any time before it is exercised by:

•	delivering written notification of your revocation to our Corporate Secretary;
•	voting in person at the meeting; or
•	delivering another proxy bearing a later date.

Please note that your attendance at the meeting will not alone serve to revoke your proxy.

What is a quorum?

A quorum is the minimum number of shares required to be present at the meeting for the meeting to be properly held under our bylaws and Florida law. The presence, in person or by proxy, of outstanding shares of our common stock representing a majority of all votes entitled to be cast at the meeting will constitute a quorum. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted on a particular matter, which is referred to as shareholder withholding. Similarly, a broker may not be permitted to vote stock held in street name on a particular matter absent instructions from the beneficial owner of the stock, which is referred to as a broker non-vote. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum.

How may I vote?

You may vote your shares by mail or by attending the meeting. You may also vote over the Internet or by telephone using one of the methods described in the proxy card. If you vote by Internet or telephone, please do not return the proxy card. If you vote by mail, date, sign and return the accompanying proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States). You may specify your choices by marking the appropriate boxes on the proxy card. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you at the meeting.

What is the vote required for each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal I – Election of nine directors	Plurality of votes cast	No
Proposal II – Ratification of auditors for fiscal 2015	Majority of votes cast	Yes
Proposal III – Advisory vote on executive compensation	Majority of votes cast	No

On Proposal I, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or vote FOR all nominees except those specific nominees from who you WITHHOLD your vote. The nine nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD as to the election of one or more directors will not be voted with respect to the director or directors indicated.

On Proposals II and III, you may vote FOR, AGAINST or ABSTAIN.

Broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming a quorum is obtained, as shares subject to a broker non-vote will not be considered entitled to vote with respect to any of the Proposals. Abstentions will not affect the outcome of any matter being voted on at the meeting, assuming a quorum is obtained, because approval of a percentage of shares present or outstanding is not required for Proposals I, II or III.

Are there any rules regarding admission to the meeting?

Yes. You are entitled to attend the meeting only if you were, or you hold a valid legal proxy naming you to act for, one of our shareholders on the record date. Before we will admit you to the meeting, we must be able to confirm:

•	Your identity by reviewing a valid form of photo identification, such as a driver’s license; and
•	You were, or are validly acting for, a shareholder of record on the record date by:

º	verifying your name and stock ownership against our list of registered shareholders, if you are the record holder of your shares;
º	reviewing other evidence of your stock ownership, such as your most recent brokerage or bank statement, if you hold your shares in street name; or
º	reviewing a written proxy that shows your name and is signed by the shareholder you are representing, in which case either the shareholder must be a registered shareholder or you must have a brokerage or bank statement for that shareholder as described above.

If you do not have a valid picture identification and proof that you owned, or are legally authorized to act for someone who owned, shares of voting stock on January 28, 2015, you will not be admitted to the meeting.

At the entrance to the meeting, we will verify that your name appears in our stock records or will inspect your brokerage or bank statement as your proof of ownership and any written proxy you present as the representative of a shareholder. We will decide whether the documentation you present for admission to the meeting meets the requirements described above.

What is the “householding” of annual disclosure documents?

The Securities and Exchange Commission, which we refer to as the SEC, has adopted rules governing the delivery of annual disclosure documents that permit us to send a single set of our annual report and proxy statement to any household at which two or more shareholders reside if we believe that the shareholders are members of the same family. This rule benefits both shareholders and us by reducing the volume of duplicate information received and our expenses. Each shareholder will continue to receive a separate proxy card. If your household received a single set of disclosure documents for this year, but you would prefer to receive your own copy, or if you share an address with another shareholder and together both of you wish to receive only a single set of our annual disclosure documents, please contact our Investor Relations Department by: (a) mail at Castle Brands Inc., Attention: Investor Relations, 122 East 42nd Street, Suite 4700, New York, New York 10168, (b) telephone at (646) 356-0200 or (c) e-mail at ir@castlebrandsinc.com.

Our 2014 annual report, including financial statements for the fiscal year ended March 31, 2014, accompany the proxy solicitation materials. The annual report, however, is not part of the proxy solicitation materials.

Share Ownership

The table below shows the number of shares of our common stock beneficially owned as of January 28, 2015 by (i) those persons or groups known by us to beneficially own more than 5% of our common stock, (ii) each of our current directors and director nominees, (iii) each of our executive officers named in the “Summary Compensation Table” below, who we refer to as named executive officers, and (iv) all current directors and executive officers as a group. The number of shares beneficially owned by each individual or group is based upon information in documents filed with the SEC, other publicly available information or information available to us. Percentage ownership information is based on 156,480,596 shares of our common stock issued and outstanding as of January 28, 2015.

Shares of our common stock issuable upon the exercise of options or warrants that are presently exercisable or exercisable within 60 days of January 28, 2015 are deemed to be outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the percentage of ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

	Beneficial ownership of our common stock
Name and Address of Beneficial Owner	Number of Shares	Percent
Phillip Frost, M.D. and related entities(1)
4400 Biscayne Blvd., Suite 1500
Miami, FL 33137	53,893,662	34.3%
Vector Group Ltd.(2)
4400 Biscayne Blvd., 10th Floor
Miami, FL 33137	12,893,382	8.2%
Pallini S.p.A.(3)
via Tiburtina, 1314
00131 Roma, Italy	8,571,432	5.5%
Mark Andrews(4)	5,502,978	3.5%
John Beaudette(5)	149,746	*
Henry C. Beinstein(6)	280,000	*
Harvey P. Eisen(7)	180,000	*
John S. Glover(8)	1,202,927	*
Glenn L. Halpryn(9)	4,474,267	2.9%
Dr. Richard M. Krasno	—	—
Richard J. Lampen(10)	4,087,176	2.6%
Micaela Pallini(11)	155,505	*
Steven D. Rubin(12)	181,000	*
Dennis Scholl(13)	4,175,746	2.7%
T. Kelley Spillane(14)	529,735	*
Mark Zeitchick(15)	25,000	*
Sergio Zyman(16)	380,433	*
All directors and executive officers as a group (16 persons)(17)	75,681,140	46.3%

*	Less than 1 percent.
(1)	Includes 200,000 shares of common stock issuable upon exercise of options exercisable within 60 days of January 28, 2015. Also includes 9,370,790 shares of common stock held by Frost Nevada Investments Trust. Frost-Nevada Limited Partnership is the sole and exclusive beneficiary of Frost Nevada Investments Trust. Dr. Frost is one of five limited partners of Frost-Nevada Limited Partnership and the sole shareholder of Frost-Nevada Corporation, which is the sole general partner of Frost Nevada Limited Partnership. Dr. Frost disclaims beneficial ownership of the shares held by Frost Nevada Investments Trust, except to the extent of his pecuniary interest. Also includes (i) 43,167,540 shares of common stock held by Frost Gamma Investments Trust, of which Dr. Frost is the trustee and (ii) 555,556 shares of common stock issuable upon conversion of $500,000 aggregate principal amount of convertible notes held by Frost Gamma Investments Trust. Frost Gamma Limited Partnership is the sole and exclusive beneficiary of Frost Gamma Investments Trust. Dr. Frost is one of two limited partners of Frost Gamma Limited Partnership. The general partner of Frost Gamma Limited Partnership is Frost Gamma, Inc., and the sole shareholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole shareholder of Frost-Nevada Corporation. Dr. Frost disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest.
(2)	This information has been derived from a Schedule 13D, as amended, filed with the SEC on March 14, 2014. Includes 222,223 shares of common stock issuable upon conversion of $200,000 aggregate principal amount of convertible notes. Excludes (i) 4,087,176 shares of common stock beneficially owned by Richard J. Lampen, the executive vice president of Vector Group Ltd., and a director and the president and chief executive officer of our company, and (ii) 280,000 shares of common stock beneficially owned by Henry C. Beinstein, a director of our company, who is also a director of Vector Group.

(3)	This information has been derived from a Schedule 13D, as amended, filed with the SEC on June 18, 2014. Excludes (i) 114,412 shares of common stock owned by Gabriel Fiduciaria S.v.L., trustee for Virgilio Pallini, an officer and director of, and holder of shareholder voting rights in, Pallini S.p.A. and (ii) vested options to acquire 155,505 shares of common stock owned by Micaela Pallini, a director of our company and an officer and director of Pallini S.p.A., as to which Pallini S.p.A. disclaims beneficial ownership pursuant to Rule 13d-4.
(4)	Includes 1,183,079 shares of common stock held by Knappogue Corp. Knappogue Corp. is controlled by Mr. Andrews and his family. Mr. Andrews disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest. Includes 55,556 shares of common stock issuable upon conversion of $50,000 aggregate principal amount of convertible notes. Also includes 700,000 shares of common stock issuable upon exercise of options exercisable within 60 days of January 28, 2015 and 2,877,659 shares of common stock held jointly by Mr. Andrews and his wife.
(5)	Includes 24,246 shares of common stock held by BPW Holdings LLC, an entity of which Mr. Beaudette is a principal interest holder. Mr. Beaudette disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest. Also includes 125,500 shares of common stock issuable upon exercise of options exercisable within 60 days of January 28, 2015.
(6)	Includes 180,000 shares of common stock issuable upon exercise of options exercisable within 60 days of January 28, 2015. Excludes shares of common stock beneficially owned by Vector Group Ltd., of which Mr. Beinstein serves as a director.
(7)	Includes 180,000 shares of common stock issuable upon exercise of options exercisable within 60 days of January 28, 2015.
(8)	Includes 725,400 shares of common stock issuable upon exercise of options exercisable within 60 days of January 28, 2015.
(9)	Includes 2,857,144 shares of common stock held by Halpryn Group IV, LLC, of which Mr. Halpryn is a member. Mr. Halpryn disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein. Also includes 222,223 shares of common stock issuable upon conversion of $200,000 aggregate principal amount of convertible notes. Includes 200,000 shares of common stock issuable upon exercise of options held by Mr. Halpryn exercisable within 60 days of January 28, 2015.
(10)	Includes 2,150,000 shares of common stock issuable upon exercise of options held by Mr. Lampen exercisable within 60 days of January 28, 2015. Also includes (i) 940,000 shares of common stock and (ii) 55,556 shares of common stock issuable upon conversion of $50,000 aggregate principal amount of convertible notes, each held by Mr. Lampen’s wife. Excludes shares of common stock beneficially owned by Vector Group Ltd., of which Mr. Lampen serves as an executive officer.
(11)	Includes 155,505 shares of common stock issuable upon exercise of options held by Ms. Pallini exercisable within 60 days of January 28, 2015. Excludes (i) 8,571,432 shares of common stock held by Pallini S.p.A., of which Ms. Pallini is an officer, and (ii) 114,412 shares of common stock owned by Gabriel Fiduciaria S.v.L., trustee for Virgilio Pallini, Ms. Pallini’s father, as to which she disclaims beneficial ownership pursuant to Rule 13d-4.
(12)	Includes 180,000 shares of common stock issuable upon exercise of options exercisable within 60 days of January 28, 2015.
(13)	Includes 111,112 shares of common stock issuable upon conversion of $100,000 aggregate principal amount of convertible notes. Includes 180,000 shares of common stock issuable upon exercise of options exercisable within 60 days of January 28, 2015.
(14)	Includes 286,172 shares of common stock issuable upon exercise of options exercisable within 60 days of January 28, 2015.
(15)	Includes 25,000 shares of common stock issuable upon exercise of options exercisable within 60 days of January 28, 2015.
(16)	Includes 378,333 shares of common stock issuable upon exercise of options exercisable within 60 days of January 28, 2015.
(17)	Includes (i) 5,949,760 shares of common stock issuable upon exercise of options exercisable within 60 days of January 28, 2015 and (ii) 1,000,003 shares of common stock issuable upon conversion of $900,000 aggregate principal amount of convertible notes.

PROPOSAL I
ELECTION OF DIRECTORS

Nine directors will be elected to hold office until the next annual meeting of shareholders or until their successors are duly elected or their earlier death, resignation or removal. All of the nominees, except for Dr. Krasno, currently serve as directors. Ms. Pallini and Messrs. Eisen, Scholl and Zyman have decided not to stand for reelection. The board has decided to reduce its size by three directors effective immediately following the 2014 annual meeting, to eliminate the vacancies that will be created by their decision not to stand for reelection.

The proxies solicited by our board of directors will be voted FOR the election of these nominees unless other instructions are specified. Our articles of incorporation do not provide for cumulative voting. Should any nominee become unavailable to serve, the proxies may be voted for a substitute nominee designated by the board or the board may reduce the number of authorized directors. Information regarding each director nominee is set forth below.

Mark E. Andrews, III, 64, our chairman of the board, founded our predecessor company, Great Spirits Company LLC, in 1998 and served as its chairman of the board, president and chief executive officer from its inception until December 2003. Mr. Andrews has served as our chairman of the board since December 2003 and served as our president from December 2003 until November 2005. Mr. Andrews served as our chief executive officer from December 2003 until November 2008. Prior to founding our predecessor, Mr. Andrews founded American Exploration Company, a company engaged in the exploration and production of oil and natural gas, in 1980. He oversaw that company becoming publicly traded in 1983 and served as its chairman and chief executive officer until its merger with Louis Dreyfus Natural Gas Corp. in October 1997. He also serves as a life trustee of The New York Presbyterian Hospital in New York City. Mr. Andrews’ pertinent experience, qualifications, attributes and skills include financial literacy and expertise, industry experience, managerial experience, and the knowledge and experience he has attained through his service as a director and officer of publicly-traded corporations.

John F. Beaudette, 58, has served as a director of our company since January 2004. Since 1995, Mr. Beaudette has been president and chief executive officer of MHW Ltd., a national beverage alcohol import, distribution and service company located in Manhasset, New York. MHW Ltd. provides U.S. import and distribution services to wineries, breweries, and distilleries throughout the world. He serves as Vice Chairman of the board of directors of The National Association of Beverage Importers Inc. (NABI). Mr. Beaudette’s pertinent experience, qualifications, attributes and skills include industry expertise, managerial experience and the knowledge and experience he has attained through his service as a director of our corporation.

Henry C. Beinstein, 71, has served as a director of our company since January 2009. He has been a partner of Gagnon Securities, LLC, a broker-dealer and a FINRA member firm, since January 2005 and has been a money manager and an analyst and registered representative of such firm since August 2002. Mr. Beinstein has been a director of Vector Group Ltd., a New York Stock Exchange listed holding company, since March 2004. Vector Group is engaged principally in the tobacco business through its Liggett Group LLC subsidiary and in the real estate and investment business through its New Valley LLC subsidiary. New Valley owns more than 70% of Douglas Elliman Realty, LLC, which operates the largest residential brokerage company in the New York metropolitan area. He also served as a director of New Valley from March 1994 to December 2005. Since May 2001, Mr. Beinstein has served as a director of Ladenburg Thalmann Financial Services Inc., a publicly-traded diversified financial services company. Mr. Beinstein is a certified public accountant in New York and New Jersey and previously was a partner and national director of finance and administration at Coopers & Lybrand. Mr. Beinstein’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, managerial experience and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.

Phillip Frost, M.D., 78, has served as a director of our company since October 2008 and previously served as a director of our company from September 2005 to August 2007. Since March 2007, he has served as chairman of the board and chief executive officer of OPKO Health, Inc., a multi-national biopharmaceutical and diagnostics company. Since July 2006, Dr. Frost has served as the chairman of the board of directors of Ladenburg Thalmann Financial Services Inc. Dr. Frost also serves as director for CoCrystal Pharma, Inc., a biotechnology company, and Sevion Therapeutics, Inc. (formerly Senesco Technologies, Inc.), a clinical-stage biotech company specializing in cancer therapeutics. He also serves as chairman of Temple Emanu-El, as a member of the Florida Council of 100 and as a trustee for each of the University of Miami, the Miami Jewish Home for the Aged and the Mount Sinai Medical Center. From 1972 to 1990, Dr. Frost was the chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida. Dr. Frost served as a director of Teva Pharmaceutical Industries Ltd., a pharmaceutical company, from January 2006 until February 2015, served as chairman of the board of directors of Teva from March 2010 until December 2014 and served as vice chairman of the board of directors from January 2006 when Teva acquired IVAX Corporation until March 2010. Dr. Frost was chairman of the board of directors of Key Pharmaceuticals, Inc. from 1972 until its acquisition by Schering Plough Corporation in 1986 and served as chairman of the board of directors and chief executive officer of IVAX from 1987 to January 2006. Dr. Frost previously served as a director of Northrop Grumman Corp., Continucare Corp. (until its merger with Metropolitan Health Networks, Inc.), PROLOR Biotech, Inc. (until it was acquired by OPKO Health, Inc.), Ideation Acquisition Corp. (now Tiger Media Inc.) and TransEnterix, Inc., and as governor and co-vice-chairman of the American Stock Exchange (now NYSE MKT). Dr. Frost’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, managerial experience, and the knowledge and experience he has attained through his service as a director and officer of publicly-traded corporations.

Glenn L. Halpryn, 54, has served as a director of our company since October 2008. Mr. Halpryn has been the chief executive officer and a director of Transworld Investment Corporation, a private investment company, since June 2001 and has served as director of ChromaDex Corporation, a natural products company, since 2010. Mr. Halpryn previously served as a director of Sorrento Therapeutics, Inc. (formerly QuikByte Software, Inc.) from 2008 to 2012, Tiger Media, Inc. (formerly SearchMedia Holdings Limited) from 2008 until 2011, SG Blocks, Inc. (formerly CDSI Holdings Inc.) from 2010 until 2011 and Winston Pharmaceuticals, Inc. (formerly Getting Ready Corporation) from 2006 until 2010. From June 1987 until April 2012, Mr. Halpryn served as president and beneficial owner of United Security Corporation, which was a broker-dealer registered with FINRA. Mr. Halpryn’s pertinent experience, qualifications, attributes and skills include his managerial experience, financial literacy and the knowledge and experience he has attained through his service as a director and officer of publicly-traded corporations.

Dr. Richard M. Krasno, 73, a director nominee, has served as a director of Ladenburg Thalmann Financial Services Inc. since 2006 and has served as its lead director since November 2014. From 1999 to 2014, he served as the executive director of the William R. Kenan, Jr. Charitable Trust and, from 1999 to 2010, as president of the four affiliated William R. Kenan, Jr. Funds. Prior to joining the Trust, Dr. Krasno was the president of the Monterey Institute of International Studies in Monterey, California. From 2004 to 2012, Dr. Krasno also served as a director of the University of North Carolina Health Care System and served as chairman of the board of directors from 2009 to 2012. From 1981 to 1998, he served as president and chief executive officer of the Institute of International Education in New York. He also served as Deputy Assistant Secretary of Education in Washington, D.C. from 1979 to 1980. Dr. Krasno’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, managerial experience and the knowledge and experience he has attained through his service as a director of a publicly-traded corporation.

Richard J. Lampen, 61, has served as our president and chief executive officer and as a director of our company since October 2008. Mr. Lampen has served as executive vice president of Vector Group Ltd. since July 1996. Since September 2006, he has served as president and chief executive officer of Ladenburg Thalmann Financial Services Inc. Mr. Lampen has served as a director of Ladenburg Thalmann Financial Services Inc. since January 2002. From January 1997 until January 2014, Mr. Lampen served as a director of SG Blocks, Inc., and from November 1998 until November 2011 served as its president and chief executive officer. Mr. Lampen’s pertinent experience, qualifications, attributes and skills include his knowledge and experience in our company attained through his service as a director of our company and as president and chief executive officer since 2008, his managerial experience and the knowledge and experience he has attained through his service as a director and officer of publicly-traded corporations.

Steven D. Rubin, 54, has served as a director of our company since January 2009. Mr. Rubin has served as executive vice president — administration since May 2007 and as a director of OPKO Health, Inc. since February 2007. Mr. Rubin served as the senior vice president, general counsel and secretary of IVAX

Corporation from August 2001 until its merger with Teva in September 2006. Mr. Rubin currently serves on the board of directors of Tiger Media, Inc., a multi-platform media company and one of the largest operators of integrated outdoor billboard and in-elevator advertising networks in China, Kidville, Inc., which operates large, upscale facilities, catering to newborns through five-year-old children and their families and offers a wide range of developmental classes for newborns to five-year-olds, Non-Invasive Monitoring Systems, Inc., a medical device company, Tiger X Medical, Inc., previously an early-stage orthopedic medical device company specializing in designing, developing and marketing reconstructive joint devices and spinal surgical devices, Cocrystal Pharma, Inc., a biotechnology company developing antiviral therapeutics for human diseases, and Neovasc, Inc., a company developing and marketing medical specialty vascular devices. Mr. Rubin previously served as a director of Dreams, Inc., a vertically integrated sports licensing and products company, Safestitch Medical, Inc. prior to its merger with TransEnterix, Inc., and PROLOR Biotech, Inc., prior to its acquisition by OPKO in August 2013. Mr. Rubin’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, legal experience, managerial experience, and the knowledge and experience he has attained through his service as a director and officer of publicly-traded corporations.

Mark Zeitchick, 49, has served as a director of our company since March 2014. Mr. Zeitchick has been executive vice president of Ladenburg Thalmann Financial Services Inc. since September 2006 and has served as a director of Ladenburg Thalmann Financial Services Inc. since 1999. From August 1999 until December 2003, Mr. Zeitchick served as an executive vice president of Ladenburg Thalmann Financial Services Inc. and from September 2006 until December 2011, Mr. Zeitchick served as president and chief executive officer of its subsidiary Ladenburg Thalmann & Co. Inc. Mr. Zeitchick has been a registered representative with Ladenburg Thalmann & Co. Inc. since March 2001. Mr. Zeitchick’s pertinent experience, qualifications, attributes and skills include managerial and financial experience and the knowledge and experience he has attained through his service as a director and officer of a publicly-traded corporation.

Vote Required

The vote required to approve the proposal to elect the nine nominees listed above to serve as members of our board of directors is the affirmative vote of a plurality of the votes cast at the meeting with respect to the proposal.

Our board of directors recommends that you vote FOR each of the nominees named above. Unless otherwise indicated, all proxies will be voted FOR the election of each of the nominees named above.

Executive Officers

Our executive officers serve until the appointment and qualification of their successors or until their earlier death, resignation or removal by our board of directors. The following table lists the name, age and position of our executive officers:

Name	Age	Position
Richard J. Lampen	61	President and Chief Executive Officer
John S. Glover	60	Chief Operating Officer
T. Kelley Spillane	52	Senior Vice President — Global Sales
Alfred J. Small	46	Senior Vice President, Chief Financial Officer, Secretary & Treasurer
Alejandra Pena	47	Senior Vice President — Marketing

Listed below are biographical descriptions of our current executive officers. For Mr. Lampen’s information, see the description under “Election of Directors” above.

John S. Glover, our chief operating officer, joined us in February 2008. From February 2008 to October 2008, Mr. Glover served as our senior vice president — marketing, and from October 2008, he has served as our chief operating officer. From June 2006 to February 2008, Mr. Glover served as senior vice president — commercial management of Remy Cointreau USA. From January 2001 to June 2006, Mr. Glover served in various management positions at Remy Cointreau in the United States and France. From January 1999 to January 2001, he was a managing director and chief marketing officer for Bols Royal Distilleries in the Netherlands.

T. Kelley Spillane, our senior vice president — global sales, joined us in April 2000. From April 2000 to December 2003, Mr. Spillane served as vice president — sales of Great Spirits Company, and was appointed executive vice president — U.S. sales in December 2003. He has served as our senior vice president — global sales since June 2013. Prior to joining us, Mr. Spillane worked at Carillon Importers Limited, a division of Grand Metropolitan PLC. Carillon developed and launched Absolut Vodka and Bombay Sapphire Gin. At Carillon, Mr. Spillane served as assistant manager for its control states and duty free divisions and was promoted to director of special accounts, focusing on expanding sales in national accounts.

Alfred J. Small, our senior vice president, chief financial officer, treasurer and secretary joined us in October 2004. Mr. Small has served as our chief financial officer and treasurer since November 2007 and as our secretary since January 2009. He previously served as our vice president — controller from March 2007 until November 2007 and has served as our principal accounting officer since October 2006. From February 1999 until October 2004, Mr. Small served in various accounting roles, including senior accountant at Grodsky Caporrino & Kaufman, CPA PC. Mr. Small is a certified public accountant.

Alejandra Pena, our senior vice president — marketing, joined us in September 2010. Prior to joining Castle Brands, Ms. Pena most recently served as marketing vice president for liqueurs and spirits for Remy Cointreau USA, where she was responsible for the marketing of Cointreau Liqueur and Mount Gay Rum in addition to other brands. Earlier in her career, she was employed with Banfi and served as marketing director of Italian Estate Wines. Ms. Pena started her career as a strategic consultant and is fluent in English, Spanish and Italian.

There are no family relationships among any of our directors and executive officers.

Corporate Governance Guidelines

Our board of directors has adopted a code of conduct, which applies to all of our directors, executive officers and employees. The code of conduct sets forth our commitment to conduct our business in accordance with the highest standards of business ethics and to promote the highest standards of honesty and ethical conduct by our directors, executive officers and employees.

Our board of directors has also adopted a nominating and corporate governance committee charter that sets forth (i) corporate governance principles intended to promote efficient, effective and transparent governance and (ii) procedures for the identification and selection of individuals qualified to become directors.

Among other matters, our nominating and corporate governance committee charter and code of conduct set forth the following governing principles:

•	At least 50% of our directors should be “independent” as defined in the rules adopted by the SEC and the NYSE MKT.
•	To facilitate critical discussion, the independent directors are required to meet apart from other board members and management representatives.
•	Compensation of our non-employee directors should include equity-based compensation. Employee directors are not paid for their board service in addition to their regular employee compensation.
•	All directors, executive officers and employees must act at all times in accordance with the requirements of our code of conduct. This obligation includes adherence to our policies with respect to conflicts of interest; full, accurate and timely disclosure; compliance with securities laws; confidentiality of our information; protection and proper use of our assets; ethical conduct in business dealings; and respect for and compliance with applicable law. Any change to, or waiver of, the requirements of, the code of conduct with respect to any director, principal financial officer, principal accounting officer or persons performing similar functions may be granted only by the board of directors. Any such change or waiver will be promptly disclosed as required by applicable law or regulations.

Our code of conduct and our nominating and corporate governance committee charter are posted on our investor relations website at http:/investor.castlebrandsinc.com. We intend to post amendments to, or waivers from a provision of, our code of business conduct that apply to our principal executive officer, principal financial officer or persons performing similar functions on our web site.

Shareholder Nominations

There have been no material changes to the procedures by which security holders may recommend nominees to our board of directors.

PROPOSAL II
RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2015

We ask that you ratify the appointment of EisnerAmper LLP as our independent registered public accounting firm for fiscal 2015.

Our audit committee appointed EisnerAmper LLP as our independent registered public accounting firm for fiscal 2015. Representatives of EisnerAmper LLP are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

If the appointment is not ratified, the adverse vote will be considered as an indication to our audit committee that it should consider selecting another independent registered public accounting firm for the following fiscal year. Even if the selection is ratified, our audit committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it believes that such a change would be in our best interest.

Vote Required

The vote required to approve the proposal to ratify the appointment of EisnerAmper LLP as our independent registered public accounting firm for fiscal 2015 is the affirmative vote of a majority of votes cast at the meeting with respect to the proposal.

Our board of directors recommends that you vote FOR Proposal II, the ratification of the appointment of our independent registered public registered public accounting firm for fiscal 2015.

PROPOSAL III
APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS
(THE SAY ON PAY VOTE)

As required by Section 14A of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, we are seeking a non-binding advisory vote from our shareholders to approve the compensation of our named executive officers as described in the “Executive Compensation” section and the executive compensation tables, the footnotes to the tables and narrative information accompanying the tables in this proxy statement. This proposal is also referred to as the say on pay vote.

We have designed our compensation policies and programs to attract, retain and motivate talented executives who are critical for our continued growth and success and to align the interests of these executives with those of our shareholders. We believe that our compensation policies and programs are centered on a pay-for-performance philosophy. To achieve these objectives, besides annual base salaries, our executive compensation program utilizes a combination of annual incentives through cash bonuses and long-term incentives through equity-based compensation. In establishing overall executive compensation levels, the compensation committee of our board of directors considers a number of criteria, including the executive’s scope of responsibilities, prior and current period performance and attainment of individual and overall company performance objectives and retention concerns. Our president and chief executive officer and our compensation committee believe that substantial portions of executive compensation should be linked to the overall performance of our company, and that the contribution of individuals over the course of the relevant period to the goal of building a profitable business and shareholder value will be considered in the determination of each executive’s compensation. We believe that our compensation policies and programs are designed with the appropriate balance of risk and reward consistent with our overall business strategy. In deciding how to vote on this proposal, we urge you to read the “Executive Compensation” section of this proxy statement, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in our 2014 annual report that accompanies this proxy statement, for details of our executive compensation policies and programs.

Shareholders are being asked to vote on the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement for the 2014 annual meeting, including the “Executive Compensation” section, the executive compensation tables, the footnotes to the tables and the related narrative contained therein.”

Because your vote is advisory, it will not be binding upon our board of directors. Accordingly, prior compensation determinations of the board of directors will not be invalidated and the board of directors will not be required to adjust executive compensation programs or policies as a result of the outcome of the vote. However, the board of directors values shareholders’ opinions and the compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

The vote required to approve the proposal regarding the advisory vote on the compensation of our named executive officers is the affirmative vote of a majority of votes cast at the meeting with respect to the proposal.

Our board of directors recommends that you vote FOR Proposal III, the advisory vote on the compensation of our named executive officers.

CORPORATE GOVERNANCE MATTERS

Independence of Directors

We follow the NYSE MKT rules in determining if a director is independent. Our board of directors also consults with our counsel to ensure that the board’s determination is consistent with those rules and all other relevant laws and regulations regarding director independence. Consistent with these considerations, our board of directors has determined that Messrs. Beaudette, Beinstein, Eisen, Halpryn, Rubin, Zeitchick and Zyman are independent directors and that Dr. Krasno, if elected, would be an independent director. The other remaining directors may not be deemed independent under the NYSE MKT rules because they currently have relationships with us that may result in them being deemed not “independent.” All members of our audit, compensation and nominating and corporate governance committees are independent. The members of our audit committee are also independent under Rule 10A-3 under the Exchange Act and under the NYSE MKT rules for audit committee independence.

Board Leadership Structure and Role in Risk Oversight

We believe that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles, and the needs of our company at any point in time. We currently maintain separate roles between the chief executive officer and chairman of the board in recognition of the differences between the two responsibilities. Our chief executive officer is responsible for setting our strategic direction and for day-to-day leadership and performance of our company. Our chairman of the board provides input to the chief executive officer, sets the agenda for board meetings, and presides over meetings of the full board of directors, as well as executive sessions of the board of directors. We do not have a lead director because we believe that the separation of the roles of chairman of the board and chief executive officer make the role of lead director unnecessary.

The board of directors is also responsible for oversight of our risk management practices, while management is responsible for the day-to-day risk management processes. This division of responsibilities is the most effective approach for addressing the risks facing our company, and our company’s board leadership structure supports this approach. The board of directors receives periodic reports from management regarding the most significant risks facing our company. Also, our audit committee assists the board of directors in its oversight role by receiving periodic reports regarding our company’s risk and control environment.

Board Committee Membership and Information

The following table shows the current members of each board committee, the directors our board of directors has determined to be independent and the number of meetings held by each committee in fiscal 2014.

Director	Independent	Audit	Compensation	Nominating and Corporate Governance
Mark Andrews
John F. Beaudette	X			X
Henry C. Beinstein	X	X		X
Harvey P. Eisen	X		X	X
Phillip Frost, M.D.
Glenn L. Halpryn	X	X	X
Richard J. Lampen
Micaela Pallini
Steven D. Rubin	X	X	X	X
Dennis Scholl
Mark Zeitchick	X
Sergio Zyman	X
Number of meetings held in fiscal 2014	1	4	1	2

Our board of directors met four times during fiscal 2014. During fiscal 2014, each of our directors attended at least 75% of the aggregate number of meetings of the board of directors and of each committee of which he was a member held during the period for which he or she was a director or member, as applicable. We expect our directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Although we do not have any formal policy regarding director attendance at annual shareholder meetings, we attempt to schedule our annual meetings so that all of our directors can attend. Three directors attended our 2013 annual meeting.

Executive Sessions

We regularly schedule executive sessions during which our independent directors meet without the presence of or participation by management.

Nominating and Corporate Governance Committee

Messrs. Beaudette, Beinstein, Eisen and Rubin currently comprise our nominating and corporate governance committee. If all of the director nominees are elected, we anticipate that Messrs. Beaudette, Beinstein and Rubin and Dr. Krasno will comprise the nominating and corporate governance committee. Our nominating and corporate governance committee identifies, researches and recommends to the board of directors qualified candidates to serve as directors on our board of directors.

Our nominating and corporate governance committee is responsible for, among other things:

•	recommending to our board of directors the slate of nominees of directors to be proposed for election by the shareholders and individuals to be considered by our board of directors to fill vacancies;
•	establishing criteria for selecting new directors; and
•	reviewing and assessing annually the performance of the nominating and corporate governance committee and the adequacy of the nominating and corporate governance committee charter.

Our nominating and corporate governance committee will consider candidates suggested by our shareholders pursuant to written applications submitted to the nominating and corporate governance committee, in care of our Corporate Secretary at the address set forth below for the submission of shareholder proposals.

Besides considering candidates suggested by shareholders, our nominating and corporate governance committee also accepts recommendations from our directors, members of management and others familiar with, and experienced in, the beverage alcohol industry. Our nominating and corporate governance committee establishes criteria for the selection of nominees and reviews the appropriate skills and characteristics required of board members. In evaluating candidates, the committee considers issues of independence, diversity and expertise in numerous areas, including experience in the premium branded spirits industry, finance, marketing, international experience and culture. Our nominating and corporate governance committee selects individuals of the highest personal and professional integrity who have demonstrated exceptional ability and judgment in their field and who would work effectively with the other directors and nominees to the board of directors. Our nominating and corporate governance committee also monitors and reviews the committee structure of our board of directors, and each year it recommends to our board of directors for its approval directors to serve as members of each committee. The nominating and corporate governance committee conducts an annual review of the adequacy of the nominating and corporate governance committee charter, and recommends proposed changes. Our nominating and corporate governance committee charter is posted on our investor relations website at http://investor.castlebrandsinc.com.

The persons to be elected at our annual meeting are the current directors standing for re-election (each of Messrs. Eisen, Scholl and Zyman and Ms. Pallini are not standing for re-election), other than Dr. Krasno, a director nominee, who was recommended by the nominating and corporate governance committee. Dr. Krasno was recommended to the nominating and corporate governance committee by our chief executive officer and by a non-management director.

Compensation Committee

Messrs. Eisen, Halpryn and Rubin currently comprise our compensation committee. None of these individuals has ever served as an officer of ours or of any of our subsidiaries. If all of the director nominees are elected, we anticipate that Messrs. Halpryn and Rubin and Dr. Krasno will comprise the compensation committee. The compensation committee does not have a charter. More information regarding the role and policies of the compensation committee is included below under the headings “Executive Compensation” and “Director Compensation.”

Audit Committee Information and Report

Our audit committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our audit committee assists the board of directors in monitoring:

•	the integrity of our financial statements;
•	our independent auditor’s qualifications and independence;
•	the performance of our independent auditor; and
•	our compliance with legal and regulatory requirements.

The audit committee also reviews and approves all related-party transactions. Our audit committee charter is posted on our investor relations website at http://investor.castlebrandsinc.com.

As required by applicable SEC and NYSE MKT rules, our board of directors has determined that each audit committee member is financially literate and that Mr. Beinstein, who chairs the committee, is an audit committee financial expert as defined by SEC rules.

Fees to Independent Registered Public Accounting Firm for Fiscal 2014 and 2013

EisnerAmper LLP billed us the following amounts for professional services rendered for fiscal 2014 and 2013:

	2014	2013
Audit Fees	$231,000	$225,000
Audit-Related Fees	50,555	1,500
Tax Fees	—	—
All Other Fees	—	—
Total	$281,555	$226,500

Audit Fees

This category includes the audit of our annual financial statements, reviews of financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements. This category also includes fees for advice on accounting matters that arose during, or as a result of, the annual audit or the reviews of interim financial statements.

Audit-Related Fees

This category includes assurance and related services provided by EisnerAmper LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

Tax Fees

This category would include fees for professional services rendered by EisnerAmper LLP for tax compliance, tax advice and tax planning.

All Other Fees

This category would consist of fees for other miscellaneous items.

Pre-Approval Policies and Procedures

In accordance with its charter, our audit committee reviews and approves in advance on a case-by-case basis each engagement, including the fees and terms thereof, by us of accounting firms that will perform permissible non-audit services or audit, review or attestation services for us. Our audit committee is authorized to establish detailed pre-approval policies and procedures for pre-approval of such engagements without a meeting of the audit committee, but our audit committee has not established any such pre-approval procedures at this time.

Our audit committee pre-approved all fees of our principal independent accounting firm, EisnerAmper LLP, for fiscal 2014.

Audit Committee Report

Under its written charter, our audit committee’s responsibilities include, among other things:

•	appointing, replacing, overseeing and compensating the work of our independent registered public accounting firm;
•	reviewing and discussing with management and our independent registered public accounting firm our quarterly financial statements and discussing with management our earnings releases;
•	pre-approving all auditing services and permissible non-audit services provided by our independent registered public accounting firm;
•	engaging in a dialogue with our independent registered public accounting firm regarding relationships that may adversely affect the independence of the independent registered public accounting firm and, based on such review, assessing the independence of our independent registered public accounting firm;
•	providing the audit committee report to be filed with the SEC in our annual proxy statement;
•	reviewing with our independent registered public accounting firm the adequacy and effectiveness of the internal controls over our financial reporting;
•	establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including the confidential anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;
•	reviewing and pre-approving related-party transactions;
•	reviewing and discussing with management and our independent registered public accounting firm management’s annual assessment of the effectiveness of the internal controls and our independent registered public accounting firm’s attestation;
•	appointing or replacing the independent auditor;
•	reviewing and discussing with management and our independent registered public accounting firm the adequacy and effectiveness of our internal controls including any significant deficiencies in the design or operation of our internal controls or material weaknesses and any fraud, whether or not material, that involves our management or other employees who have a significant role in our internal controls and the adequacy and effectiveness of our disclosure controls and procedures; and
•	reviewing and assessing annually the adequacy of the audit committee charter.

Our audit committee has met and held discussions with management and EisnerAmper LLP, our independent auditors. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The audit committee discussed with EisnerAmper LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and adopted by the Public Company Accounting Oversight Board, which requires the independent registered public accounting firm to provide the audit committee with information regarding the scope and results of its audit of the company’s financial statements, including information with respect to the firm’s responsibilities under auditing standards generally accepted in the United States, significant accounting policies, management judgments and estimates, any significant audit adjustments, any disagreements with management and any difficulties encountered in performing the audit.

EisnerAmper LLP also provided the audit committee with the written disclosures and letter regarding independence required by the Public Company Accounting Oversight Board regarding the independent auditors’ communication with the audit committee regarding independence. The audit committee discussed with EisnerAmper LLP and management the auditors’ independence, including with regard to fees for services rendered during the 2014 fiscal year and for all other professional services rendered by EisnerAmper LLP.

Based upon the audit committee’s discussion with management and the independent auditors and the audit committee’s review of our audited financial statements, the representations of management and the report of the independent auditors to the audit committee, the audit committee recommended that our board of directors include the audited consolidated financial statements in our annual report on Form 10-K for the fiscal year ended March 31, 2014, filed with the SEC on June 30, 2014.

The Members of the Audit Committee

Henry C. Beinstein
Glenn L. Halpryn
Steven D. Rubin.

EXECUTIVE COMPENSATION

Compensation Overview

We are currently a “smaller reporting company” as such term is defined in Rule 405 of the Securities Act of 1933, as amended, and Item 10 of Regulation S-K. Accordingly, and in accordance with relevant SEC rules and guidance, we have elected, with respect to the disclosures required by Item 402 (Executive Compensation) of Regulation S-K, to comply with the disclosure requirements applicable to smaller reporting companies. On September 30, 2014, we exceeded the $75.0 million public float threshold to trigger accelerated filer status with the SEC beginning in fiscal year 2016. Consequently, as of April 1, 2015, we will no longer be a “smaller reporting company” as such term is defined in Rule 405 of the Securities Act of 1933, as amended, and accelerated filer disclosures will commence in our Form 10-Q for the quarter ending June 30, 2015. This “Compensation Overview” section discusses the compensation programs and policies for our executive officers and the compensation committee’s role in the design and administration of these programs and policies in making specific compensation decisions for our executive officers, including our “named executive officers.”

Our compensation committee has the sole authority and responsibility to review and determine, or recommend to our board of directors for determination, the compensation package of our chief executive officer and each of our other named executive officers, each of whom is identified in the Summary Compensation Table below. Our compensation committee also considers the design and effectiveness of the compensation program for our other executive officers and approves the final compensation package, employment agreements and stock award and option grants for all of our executive officers. Our compensation committee is composed entirely of independent directors who have never served as officers of our company. Our compensation committee is authorized to engage compensation consultants, but did not do so in the fiscal years ended March 31, 2014 or 2013.

Set forth below is a discussion of the policies and decisions that shape our executive compensation program, including the specific objectives and elements. Information regarding director compensation is included under the heading “Director Compensation” below.

General Executive Compensation Objectives and Philosophy

The objective of our executive compensation program is to attract, retain and motivate talented executives who are critical for our continued growth and success and to align the interests of these executives with those of our shareholders. To achieve this objective, besides annual base salaries, our executive compensation program utilizes a combination of annual incentives through cash bonuses and long-term incentives through equity-based compensation. In establishing overall executive compensation levels, our compensation committee considers a number of criteria, including the executive’s scope of responsibilities, prior and current period performance and attainment of individual and overall company performance objectives and retention concerns. Our president and chief executive officer and our compensation committee believe that substantial portions of executive compensation should be linked to the overall performance of our company, and that the contribution of individuals over the course of the relevant period to the goal of building a profitable business and shareholder value will be considered in the determination of each executive’s compensation.

Generally, our compensation committee reviews and, as appropriate, modifies compensation arrangements for executive officers in the first quarter of each fiscal year, subject to the terms of existing employment agreements with our named executive officers, as discussed below. For the fiscal year ended March 31, 2014, except for our president and chief executive officer’s compensation, our compensation committee also considered our president and chief executive officer’s executive compensation recommendations, which recommendations were presented at the time of our compensation committee’s annual review of executive performance and compensation arrangements. In making such determinations, the compensation committee considered the overall performance of each executive and their contribution to the growth of our company and its products as well as overall company performance through personal and corporate achievements. The compensation committee considered each executive officer’s contributions to brand growth, cost management and long-term value creation for our shareholders for the fiscal year ended March 31, 2014, as well as the retention of our executive officers.

We have reviewed our compensation structures and policies as they pertain to risk and have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the company.

Summary Compensation Table

The following table shows the compensation paid to our named executive officers for our 2014 and 2013 fiscal years.

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	All Other Compensation		Total
Richard J. Lampen President and chief executive officer	2014	—	—	$85,886	—		$85,886
	2013	—	—	81,916	—		81,916
John S. Glover Chief operating officer	2014	$295,970	$50,000	44,193	—		390,163
	2013	287,350	40,000	30,988	—		358,338
T. Kelley Spillane Senior vice president – global sales	2014	284,744	25,000	15,153	$1,415	(2)	326,312
	2013	276,450	23,000	10,341	1,415	(2)	311,206

(1)	Represents the dollar amount of expenses recognized for financial statement purposes with respect to the 2014 and 2013 fiscal years for the fair value of stock-based compensation granted in fiscal 2014 and prior fiscal years in accordance with ASC 718 “Compensation — Stock Compensation.” Under SEC rules, the amounts shown exclude the impact of estimated forfeitures relating to service-based vesting conditions. See note 13 to our consolidated financial statements for the fiscal year ended March 31, 2014 included in our annual report on Form 10-K, filed with the SEC on June 30, 2014, regarding the assumptions underlying the valuation of these grants.
(2)	Represents life insurance premiums paid by us for the benefit of Mr. Spillane.

Narrative Disclosure to Summary Compensation Table

Material Terms of Named Executive Officers’ Employment Agreements

The material terms of Messrs. Glover’s and Spillane’s employment agreements are described in the table below. Mr. Lampen, our president and chief executive officer, does not receive a salary or benefits from us in connection with his service. Instead, we are party to a management services agreement with Vector Group Ltd., a more than 5% shareholder, under which Vector Group Ltd. agreed to make available to us Mr. Lampen’s services. For a discussion of this agreement, see “Certain Relationships and Related Transactions — Related Party Transactions — Agreement with Vector Group Ltd” below.

Certain Material Terms of Employment Agreements with Named Executive Officers

Named Executive Officer	Date of Agreement		Current Annual Base Salary under the Agreement(1)	Performance Bonus (as Percentage of Annual Base Salary Unless Otherwise Indicated)		Expiration Date of Agreement	Duration of Severance Payments(2)
Richard J. Lampen	—		—	—		—	—
John S. Glover	1/24/2008	(3)	$304,850	Up to 60%		3/31/2016	12 months
T. Kelley Spillane	5/2/2005	(4)	293,286		(5)	3/31/2016	12 months

(1)	Increases in Messrs. Glover’s and Spillane’s base salaries are at the compensation committee’s sole discretion.
(2)	Please see “Potential Payments Upon Termination or Change in Control” below for a full description of these severance obligations.
(3)	Mr. Glover’s employment agreement was amended on January 24, 2014.

(4)	Mr. Spillane’s employment agreement was amended on January 24, 2014.
(5)	Mr. Spillane’s employment agreement calls for him to receive performance bonuses at the discretion of our compensation committee, with no specific percentage stated.

Annual Incentives to Named Executive Officers

We paid aggregate cash bonuses to our named executive officers for fiscal 2014 as follows: Mr. Glover – $50,000 and Mr. Spillane – $25,000. We paid aggregate cash bonuses to our named executive officers for fiscal 2013 as follows: Mr. Glover – $40,000 and Mr. Spillane – $23,000. Mr. Lampen did not receive a cash bonus for fiscal 2014 or 2013. These bonus payments are included in the Summary Compensation Table above under the heading “Bonus.”

Outstanding Equity Awards at 2014 Fiscal Year-End

	Option Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Richard J. Lampen	1,000,000	—		$0.35	11/3/2018
	300,000	100,000	(1)	$0.35	6/11/2020
	250,000	250,000	(2)	$0.33	6/20/2021
	125,000	375,000	(3)	$0.31	6/8/2022
	—	500,000	(4)	$0.38	6/5/2023
John S. Glover	60,000	—		$1.90	1/24/2018
	15,400	—		$0.21	6/9/2018
	50,000	—		$0.35	6/22/2019
	168,750	56,250	(1)	$0.35	6/11/2020
	125,000	125,000	(2)	$0.33	6/20/2021
	62,500	187,500	(3)	$0.31	6/8/2022
	—	250,000	(4)	$0.38	6/5/2023
T. Kelley Spillane	5,000	—		$8.00	1/27/2015
	7,500	—		$7.23	6/12/2016
	33,900	—		$0.21	6/9/2018
	35,000	—		$0.35	6/22/2019
	48,750	16,250	(1)	$0.35	6/11/2020
	17,100	—		$0.35	12/7/2020
	29,767	14,833	(5)	$0.31	6/15/2021
	13,867	6,933	(6)	$0.26	12/19/2021
	14,444	28,889	(7)	$0.28	6/13/2022
	—	85,000	(8)	$0.38	6/5/2023

(1)	This option vests in four equal annual installments with the first installment vested on June 11, 2011.
(2)	This option vests in four equal annual installments with the first installment vested on June 20, 2012.
(3)	This option vests in four equal annual installments with the first installment vested on June 8, 2013.
(4)	This option vests in four equal annual installments with the first installment vested on June 5, 2014.
(5)	This option vests in three equal annual installments with the first installment vested on June 15, 2012.
(6)	This option vests in three equal annual installments with the first installment vested on December 19, 2012.
(7)	This option vests in three equal annual installments with the first installment vested on June 13, 2013.
(8)	This option vests in three equal annual installments with the first installment vested on June 5, 2014.

Timing of Equity Grants

For all of our employees, including our named executive officers, grants of equity-based compensation are effective on the date that our compensation committee approves them. All stock option grants to employees, including named executive officers, are made with an exercise price at least equal to the fair market value of the underlying stock on the grant date. Our compensation committee does not grant equity compensation awards in anticipation of the release of material nonpublic information. Similarly, we do not time the release of material nonpublic information based on equity award grant dates.

Severance and Change in Control Benefits

We provide certain severance and change in control benefits to Messrs. Glover and Spillane. Information about these benefits is listed below under the heading “Potential Payments Upon Termination or Change in Control.”

Perquisites and Other Benefits

We generally provide the same health and welfare benefits to all of our full-time employees, including our named executive officers, including health and dental coverage, disability insurance, and paid holidays and other paid time off.

We maintain a 401(k) retirement savings plan for the benefit of all of our full-time employees, including our named executive officers.

Indemnification

Our articles of incorporation, as amended, and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Florida law. We also have entered into indemnity agreements with each of our directors and named executive officers.

Material Tax Implications of Our Compensation Policy

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on our tax return of compensation over $1 million to any of our named executive officers unless, in general, the compensation is paid under a plan which is performance-related, non-discretionary and has been approved by our shareholders. Our compensation committee’s policy with respect to section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing our executives with appropriate compensation for their performance. We did not pay any compensation during fiscal 2014 that would be subject to the limitations set forth in section 162(m).

Potential Payments Upon Termination or Change in Control

The following describes the potential payments upon termination or a change in control for our named executive officers.

Termination Without Cause

Each of Messrs. Glover and Spillane have employment agreements with us that provide for potential payments in the event of their termination.

Under these employment agreements, if we terminate the executive’s employment without “cause,” we have agreed to pay the executive his annual base salary and a pro-rated bonus, and for Mr. Glover, provide benefits to maintain medical insurance, for 12 months following termination.

Also, if we terminate any of our named executive officers without “cause,” then such officer is entitled to accelerated vesting or other treatment of some or all of the stock options granted to such executive under the terms of such executive’s employment agreement.

For Mr. Glover, the vesting of any options held accelerates with respect to the number of shares of our common stock that equals (x) the number of shares that would have vested during the 12 months following termination, multiplied by (y) a fraction, the numerator of which is the number of full calendar months that have elapsed since the last vesting date or the original issue date (if a vesting date has not occurred) and the denominator of which is the number of full calendar months from the last vesting date or the original issue date (if a vesting date has not occurred) to the vesting date during the 12 months following termination. For Mr. Spillane, any unvested options that would have become vested if his employment continued during the 12 month period following his termination will become vested at the end of such 12 month period and will be exercisable for a period of two years after termination.

For Mr. Glover, “cause” is defined as (i) personal dishonesty, (ii) willful misconduct, (iii) breach of fiduciary duty, (iv) failure to substantially perform assigned duties relating to his performance under his agreement, (v) conviction or entry of any plea of guilty or nolo contendere to any felony or other lesser crime that would require removal from his position with us (e.g. any alcohol or drug related misdemeanor) or (vi) material breach of any provision of his employment agreement for a period of 15 days after written demand by us.

For Mr. Spillane, “cause” is defined as (i) personal dishonesty, (ii) willful misconduct, (iii) breach of fiduciary duty, (iv) failure to substantially perform assigned duties relating to his performance under his agreement (other than due to becoming disabled) as reasonably determined by our board or (v) any willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or material breach of his employment agreement as reasonably determined by our board.

Non-Renewal of Employment Agreement

If we do not renew the employment agreements, then such officer is entitled to receive his annual base salary and medical benefits for six months and a pro-rata share of his annual incentive bonus.

Termination Due to Disability

The employment agreements of Messrs. Glover and Spillane each provide that, in each case, if we terminate such executive due to a “disability,” we must pay such executive his annual base salary for a period of one year following the date of termination, minus any other disability benefits provided by us to the executive during this period, plus a pro-rated bonus for the year in which the termination occurs. For each of our named executive officers, a “disability” is defined in his employment agreement as a failure, because of illness or incapacity, to perform the duties of his employment for six months.

Termination by Employee with Good Reason

Each of Mr. Glover’s and Mr. Spillane’s employment agreements provides that if he terminates his employment for “good reason,” we have agreed to pay the executive his annual base salary and a pro-rated bonus, and for Mr. Glover, provide benefits to maintain medical insurance, for 12 months following termination.

For Mr. Glover, “good reason” means a termination of his employment within 30 days after (i) a material diminution in nature, title or status of his responsibilities, (ii) dissolution or divestiture of all or a significant portion of our assets or another material change to us that would materially adversely diminish the nature, title or status of his job responsibilities, (iii) a relocation of his principal place of work to a location of more than 50 miles from our current office or (iv) our failure to perform any obligation under his employment agreement for a period of 15 days following written notice by him. For Mr. Spillane, “good reason” means a termination of his employment within 30 days after (i) a material diminution in nature or status of his responsibilities, (ii) dissolution or divestiture of all or a significant portion of our assets or another material change to us that would materially adversely diminish the nature or status of his job responsibilities or (iii) our material breach of any provision under his employment agreement which is not cured within 15 business days following written notice by him.

Any severance payments described above under “Termination Without Cause,” “Non-Renewal of Employment Agreement,” “Termination Due to Disability” and “Termination by Employee with Good Reason” are in consideration of the non-compete provisions contained in each named executive officer’s employment agreement.

Each of Mr. Glover and Mr. Spillane is prohibited from, during the term of his employment and for 12 months thereafter, (i) competing with us, (ii) soliciting our employees and (iii) soliciting our customers.

Change in Control

If any of our named executive officers is terminated following or in connection with a “change of control” of our company (as defined for each executive below), by the executive for “good reason” or by our company or its successor without “cause,” all unvested stock options granted to the executive will vest without further action on the date of termination and all stock options granted to the executive will be exercisable during the remainder of their original terms.

For Messrs. Glover and Spillane, a “change of control” is defined as (i) any person becoming the beneficial owner of 35% or more of our outstanding voting stock, other than directly from us; (ii) a merger or consolidation of our company where 49% or more of the voting stock of the surviving company is held by persons other than our former shareholders; (iii) during any period of two consecutive years, individuals who at the beginning of such period were members of our board of directors cease to constitute at least a majority thereof (unless the appointment, election or the nomination for election by our shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period); or (iv) a sale or disposal of substantially all of our assets to an outside entity or entities. Subclause (i) of the prior sentence will not apply to any acquisition of our securities by Dr. Frost, any member of his immediate family, any “person” or “group” (as used in Section 13(d)(3) of the Exchange Act) that is controlled by Dr. Frost or any member of his immediate family, any beneficiary of the estate of Dr. Frost, or any trust, partnership, corporate or other entity controlled by any of the foregoing.

The following table quantifies for each named executive officer the estimated potential severance payments and benefits that would be provided, if each termination circumstance set forth below occurred on March 31, 2014.

Named Executive Officer	Severance Payment(1)	Estimated Value of Benefits(2)	Benefit of Acceleration for Vesting of Option Awards(3)
Richard J. Lampen
Termination without cause/with good reason	—	—	—
Non-renewal of employment agreement	—	—	—
Termination due to disability	—	—	—
Change in control	—	—	$1,046,250
John S. Glover
Termination without cause/with good reason	$295,970	$17,496	$528,438
Non-renewal of employment agreement	147,985	8,748	N/A
Termination due to disability	295,970	N/A	528,438
Change in control	295,970	17,496	528,438
T. Kelley Spillane
Termination without cause/with good reason	284,744	N/A	129,847
Non-renewal of employment agreement	142,372	12,618	N/A
Termination due to disability	284,744	N/A	129,847
Change in control	284,744	N/A	129,847

(1)	Severance payments would be paid out over the duration of the severance period.
(2)	Estimated using the value of COBRA payments at the rates in effect on March 31, 2014.
(3)	The estimated amount of benefit was calculated by multiplying the number of options that would accelerate vesting upon the termination circumstance indicated by the difference between the closing price of our common stock on March 31, 2014, which was $1.20, and the exercise price of the stock option. This column shows a benefit for each of Messrs. Lampen, Glover and Spillane due to the accelerated vesting of option awards granted to each such named executive officer.

DIRECTOR COMPENSATION

The following table summarizes compensation paid to directors during our 2014 fiscal year.

Fiscal 2014 Director Compensation

Name	Fees Earned or Paid in Cash		Option Awards(1) (Includes Prior Fiscal Years)		Total
Mark Andrews	—	(2)	$44,005	(2)	$44,005
John Beaudette	$12,500		2,778	(3)	15,278
Henry C. Beinstein	17,500		2,778	(4)	20,278
Harvey P. Eisen(5)	15,000		2,778	(6)	17,778
Phillip Frost, M.D.	10,000		2,778	(7)	12,778
Glenn L. Halpryn	17,500		2,778	(8)	20,278
Richard J. Lampen	—	(9)	—		—
Micaela Pallini(5)	10,000		2,778	(10)	12,778
Steven D. Rubin	20,000		2,778	(11)	22,778
Dennis Scholl(5)	10,000		4,907	(12)	14,907
Mark Zeitchick	178		1,528	(13)	1,706
Sergio Zyman(5)	8,956		51,292	(14)	60,248

(1)	Represents the dollar amount of expenses recognized for financial statement purposes with respect to the 2014 fiscal year for the fair value of stock options granted in fiscal 2014 and prior fiscal years in accordance with ASC 718 “Compensation — Stock Compensation.” Under SEC rules, the amounts shown exclude the impact of estimated forfeitures relating to service-based vesting conditions. See note 13 to our consolidated financial statements for fiscal 2014 included in our annual report on Form 10-K, filed with the SEC on June 30, 2014, regarding the assumptions underlying the valuation of these option grants.
(2)	Mr. Andrews, our chairman, receives an annual salary of $100,000. We do not pay any additional cash compensation for his services as a director. As of March 31, 2014, Mr. Andrews held options to purchase 1,075,000 shares of our common stock.
(3)	As of March 31, 2014, Mr. Beaudette held options to purchase 125,500 shares of our common stock.
(4)	As of March 31, 2014, Mr. Beinstein held options to purchase 180,000 shares of our common stock.
(5)	Each of Messrs. Eisen, Scholl and Zyman and Ms. Pallini are not standing for re-election.
(6)	As of March 31, 2014, Mr. Eisen held options to purchase 180,000 shares of our common stock.
(7)	As of March 31, 2014, Dr. Frost held options to purchase 200,000 shares of our common stock.
(8)	As of March 31, 2014, Mr. Halpryn held options to purchase 200,000 shares of our common stock.
(9)	Mr. Lampen, our president and chief executive officer, receives no additional compensation for his services as a director.
(10)	As of March 31, 2014, Ms. Pallini held options to purchase 200,000 shares of our common stock.
(11)	As of March 31, 2014, Mr. Rubin held options to purchase 180,000 shares of our common stock.
(12)	As of March 31, 2014, Mr. Scholl held options to purchase 180,000 shares of our common stock.
(13)	As of March 31, 2014, Mr. Zeitchick held options to purchase 100,000 shares of our common stock.
(14)	As of March 31, 2014, Mr. Zyman held options to purchase 1,120,000 shares of our common stock.

Our board of directors believes that compensation for our non-employee directors should be a combination of cash and equity-based compensation. Employee directors are not paid for their service on the board of directors and only receive compensation as employees.

In December 2008, effective with the 2008 annual meeting, our board of directors approved the payment of annual compensation of our non-employee directors comprised of cash and options granted under our incentive plans, as set forth in the following table:

Type of Compensation	Amount
Annual director retainer (paid quarterly)	$10,000
Additional annual retainer for committee participants, except chairs (paid quarterly)	$2,500
Additional annual retainer for committee chairs (paid quarterly)	$5,000
Option to purchase shares of our common stock upon initial election	100,000 shares
Additional options to purchase shares of our common stock for board service (per director, per year)	20,000 shares
Reimbursement of expenses related to board attendance	Reasonable expenses reimbursed as incurred

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Policy

Our code of conduct requires us to avoid related party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by our board of directors or audit committee. Related-party transactions are defined as transactions in which:

•	the aggregate amount involved is expected to exceed $120,000 in any calendar year;
•	we or any of our subsidiaries is a participant; and
•	any (a) executive officer, director or director nominee, (b) 5% or greater beneficial owner of our common stock or (c) immediate family member, of the persons listed in clauses (a) and (b), has or will have a material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

A conflict of interest can arise when a person takes actions or has interests that may make it difficult for such person to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position. Our audit committee, under its charter, reviews and approves related-party transactions to the extent we enter into such transactions.

The audit committee considers all relevant factors when determining whether to approve a related party transaction, including:

•	whether the transaction is on terms no less favorable to us than terms generally available to an unaffiliated third-party under the same or similar circumstances; and
•	the extent of the related party’s interest in the transaction.

A director may not participate in the approval of any transaction in which he or she is a related party, but must provide the audit committee with all material information concerning the transaction. Also, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire annually that elicits information about related-party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Related Party Transactions

Relationship with Pallini S.p.A.

Since August 2004, we have had an agreement with Pallini S.p.A. (formerly known as I.L.A.R. S.p.A.), which became a more than 5% shareholder in October 2008, under which we are the exclusive U.S. importer for Pallini Limoncello and its flavor extensions. In January 2011, we entered into an agreement with Pallini

Internazionale S.r.l., which we refer to as Pallini, as successor in interest to I.L.A.R., regarding the importation and distribution of certain Pallini brand products, under which the exclusive territory is the fifty states of the United States of America and the District of Columbia, but does not include Puerto Rico, overseas territories or military bases of the United States that were included in the August 2004 agreement. The January 2011 agreement supersedes our August 2004 agreement with Pallini S.p.A. The terms of the January 2011 agreement were effective as of April 1, 2010. Ms. Pallini, one of our current directors who is not standing for re-election, is a director and the head of production of Pallini S.p.A. For the fiscal years ended March 31, 2014 and 2013, we purchased $3,467,812 and $3,685,192 of goods from Pallini, respectively. As of March 31, 2014 and 2013, Pallini owed us $115,288 and $34,628 for its share of marketing expense, respectively. Also, as of March 31, 2014 and 2013, we were indebted to Pallini for $229,557 and $967,188, respectively.

Agreement with Ladenburg Thalmann Financial Services Inc.

In November 2008, we entered into an agreement to reimburse Ladenburg Thalmann Financial Services Inc. for its costs in providing certain administrative, legal and financial services to us. Mr. Lampen, our president and chief executive officer and a director, is the president and chief executive officer and a director of Ladenburg Thalmann Financial Services Inc. Dr. Frost, one of our directors, is the chairman and principal shareholder of Ladenburg Thalmann Financial Services Inc. Mr. Zeitchick, one of our directors, is an executive vice president and a director of Ladenburg Thalmann Financial Services Inc. Mr. Beinstein, one of our directors, and Dr. Krasno, a director nominee, are directors of Ladenburg Thalmann Financial Services Inc. For the fiscal years ended March 31, 2014 and 2013, Ladenburg Thalmann Financial Services Inc. was paid $126,000 and $154,972, respectively, under this agreement.

Agreement with Vector Group Ltd.

In November 2008, we entered into a management services agreement with Vector Group Ltd., a more than 5% shareholder, under which Vector Group agreed to make available to us the services of Mr. Lampen, Vector Group’s executive vice president, effective October 11, 2008 to serve as our president and chief executive officer and to provide certain other financial and accounting services, including assistance with complying with Section 404 of the Sarbanes-Oxley Act of 2002. In consideration for such services, we agreed to pay Vector Group an annual fee of $100,000, plus any direct, out-of-pocket costs, fees and other expenses incurred by Vector Group or Mr. Lampen in connection with providing such services, and to indemnify Vector Group for any liabilities arising out of the provision of the services. The agreement is terminable by either party upon 30 days’ prior written notice. For the fiscal years ended March 31, 2014 and 2013, we paid Vector Group $104,746 and $113,406, respectively, under this agreement. Mr. Beinstein, a director of our company, is also a director of Vector Group.

Loans from Certain Executive Officers, Directors and Shareholders

In October 2013, we entered into a 5% Convertible Subordinated Note Purchase Agreement, which we refer to as the Note Purchase Agreement, with the lending parties thereto, which provides for the issuance of an aggregate initial principal amount of $2.1 million unsecured subordinated notes, which we refer to as the Convertible Notes. The lending parties include certain related parties of ours, including an affiliate of Dr. Frost ($500,000), a director of ours and our principal shareholder, Mr. Andrews ($50,000), our chairman, an affiliate of Mr. Lampen ($50,000), a director of ours and our president and chief executive officer, an affiliate of Mr. Halpryn ($200,000), a director of ours, Mr. Scholl ($100,000), a current director of ours who is not standing for re-election, and Vector Group Ltd. ($200,000), a more than 5% shareholder of ours, of which Mr. Lampen is an executive officer and Mr. Beinstein is a director. We used a portion of the proceeds to finance the acquisition of additional bourbon inventory in support of the growth of our Jefferson’s bourbon brand.

The Convertible Notes bear interest at a rate of 5% per annum, payable quarterly on March 15, June 15, September 15 and December 15 of each year beginning on December 15, 2013 until their maturity date of December 15, 2018. The Convertible Notes and accrued but unpaid interest thereon are convertible in whole or in part from time to time at the option of the holders thereof into shares of our common stock at a conversion price of $0.90 per share, which we refer to as the Conversion Price. The Convertible Notes may be prepaid in whole or in part at any time without penalty or premium, but with payment of accrued interest to the date of prepayment. The Convertible Notes contain customary events of default, which, if uncured, entitle each noteholder to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, the Convertible Notes. The issuance of the Convertible Notes closed on October 31, 2013.

We may forcibly convert all or any part of the Convertible Notes and all accrued but unpaid interest thereon if (i) the average daily volume of our common stock (as reported on the principal market or exchange on which the common stock is listed or quoted for trading) exceeds $50,000 per trading day and (ii) the volume weighted average price of the common stock for at least twenty (20) trading days during any thirty (30) consecutive trading day period exceeds 250% of the then-current Conversion Price. Any forced conversion will be applied ratably to the holders of all Convertible Notes issued pursuant to the Note Purchase Agreement based on each holder’s then-current note holdings.

No amount of principal has been paid on the Convertible Notes. During the fiscal year ended March 31, 2014, we paid the following amounts of interest to the related party holders of the Convertible Notes: an affiliate of Dr. Frost ($9,444), Mr. Andrews ($944), an affiliate of Mr. Lampen ($944), an affiliate of Mr. Halpryn ($3,778), Mr. Scholl ($1,889) and Vector Group Ltd. ($3,778). As of January 28, 2015, the following amounts of accrued interest were outstanding to the related party holders of the Convertible Notes: an affiliate of Dr. Frost ($500,000), Mr. Andrews ($50,000), an affiliate of Mr. Lampen ($50,000), an affiliate of Mr. Halpryn ($200,000), Mr. Scholl ($100,000) and Vector Group Ltd. ($200,000).

In August 2013, we entered into a Loan Agreement, which we refer to as the Junior Loan Agreement, by and between us and the lending parties thereto, which we refer to as the Junior Lenders, which provided for an aggregate $1.25 million unsecured loan to us, which we refer to as the Junior Loan. The Junior Loan bore interest at a rate of 11% per annum, payable quarterly in arrears commencing November 1, 2013 and was set to mature on October 15, 2015. The Junior Loan was able to be prepaid in whole or in part at any time without penalty or premium but with payment of accrued interest to the date of prepayment. The Junior Loan Agreement provided for a funding fee of 2% per annum on the then outstanding Junior Loan balance (pro-rated for any period of less than one year), payable pro rata among the Junior Lenders on the date of the Junior Loan Agreement and on the first and second anniversaries thereof. The Junior Lenders included an affiliate of Dr. Frost ($200,000), Mr. Andrews ($50,000) and an affiliate of Mr. Lampen ($50,000). No amount of principal was paid under the Junior Loan Agreement during the fiscal year ended March 31, 2014. During the fiscal year ended March 31, 2014, we paid the following amounts of interest to the related party Junior Lenders: an affiliate of Dr. Frost ($10,633), Mr. Andrews ($2,658) and an affiliate of Mr. Lampen ($2,658). As of September 24, 2014, an aggregate of $1.27 million, consisting of $1.25 million of principal and $0.02 million of accrued interest, was outstanding under the Junior Loan Agreement. On September 24, 2014, we repaid all of our obligations under the Junior Loan Agreement, at which time we paid the following amounts of principal and interest to the related party Junior Lenders: an affiliate of Dr. Frost ($200,000 of principal and $3,906 of accrued interest), Mr. Andrews ($50,000 of principal and $976 of accrued interest) and an affiliate of Mr. Lampen ($50,000 of principal and $976 of accrued interest).

In March 2013, we entered into a Second Amendment to our Loan Agreement with Keltic Financial Partners II, LP, which we refer to as Keltic, that, among other things, provided for a term loan of $2.5 million, which we refer to as the Bourbon Term Loan, which was used for the purchase of bourbon inventory in March 2013. In August 2013, the Bourbon Term Loan was amended to provide us with the ability to increase the maximum aggregate principal amount of the Bourbon Term Loan from $2.5 million to up to $4.0 million. In September 2014, we entered into an Amended and Restated Loan and Security Agreement with ACF FinCo I LP, as successor in interest to Keltic, which we refer to as the Amended Loan Agreement. The Bourbon Term Loan interest rate is the rate that, when annualized, is the greatest of (a) the Prime Rate plus 4.25%, (b) the LIBOR Rate plus 6.75% and (c) 7.50%. Interest is payable monthly in arrears, on the first day of every month on the average daily unpaid principal amount of the Bourbon Term Loan. After the occurrence and during the continuance of any “Default” or “Event of Default” (as defined under the Amended Loan Agreement) we are required to pay interest at a rate that is 3.25% per annum above the then applicable Bourbon Term Loan interest rate. The Bourbon Term Loan currently bears interest at 7.50%. We are required to pay down the principal balance of the Bourbon Term Loan within 15 banking days from the completion of a bottling run of bourbon from our bourbon inventory stock purchased on or about the date of the Bourbon Term Loan in an amount equal to the purchase price of such bourbon. The unpaid principal balance of the Bourbon Term Loan, all accrued and unpaid interest thereon, all fees, costs and expenses payable in connection with the Bourbon Term Loan are due and payable in full on June 31, 2019. Keltic required as a condition to funding the Bourbon Term Loan that Keltic had entered into the participation agreement providing for an aggregate of $750,000 of the initial $2.5 million principal amount of the Bourbon Term Loan to be purchased by junior participants. Certain related parties of ours purchased a portion of these junior participations in the Bourbon Term Loan, including an affiliate of Dr. Frost ($500,000), Mr. Andrews ($50,000) and an affiliate of Mr. Lampen ($50,000). Under the terms of the participation agreement, the junior participants receive interest at the rate of 11% per annum. We are not a party to the participation agreement. However, we are party to a fee letter with the junior participants (including the related party junior participants) pursuant to which we pay the junior participants an aggregate commitment fee of $45,000 paid in three equal annual installments of $15,000. During the fiscal year ended March 31, 2014, we paid the following amounts of principal to related parties under the participation agreement: an affiliate of Dr. Frost ($96,354), Mr. Andrews ($9,635) and an affiliate of Mr. Lampen ($9,635). During the fiscal year ended March 31, 2014, we paid the following amounts of interest to related parties under the participation agreement: an affiliate of Dr. Frost ($29,994), Mr. Andrews ($2,999) and an affiliate of Mr. Lampen ($2,999). At January 28, 2015, the balances due on the Bourbon Term Loan to the affiliate of Dr. Frost was $236,183 ($214,193 of principal and $21,990 of accrued interest), Mr. Andrews $23,618 ($21,419 of principal and $2,199 of accrued interest) and the affiliate of Mr. Lampen $23,618 ($21,419 of principal and $2,199 of accrued interest).

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, which we refer to as Section 16(a), requires our officers, directors and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms and reports they file. To our knowledge, based solely on our review of the copies of these forms and reports furnished to us and representations made to us that no other reports were required, we are not aware of any late or delinquent filings required under Section 16(a) with respect to the fiscal year ended March 31, 2014.

Independent Auditors

EisnerAmper LLP was our independent auditor for fiscal 2014 and will serve in that capacity for the 2015 fiscal year unless our audit committee deems it advisable to make a substitution. Representatives of EisnerAmper LLP are expected to be present at our 2014 annual meeting. The representatives of EisnerAmper LLP will have the opportunity to make statements and will be available to respond to appropriate questions from shareholders.

Solicitation of Proxies

We are paying the cost of soliciting proxies. Besides the use of the mails, we may solicit proxies by personal interview, telephone or similar means. No director, officer or employee will be specially compensation for these activities. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred in sending proxy material to beneficial owners of our stock.

Submission of Future Shareholder Proposals

Shareholder proposals to be presented at our 2015 annual meeting of shareholders must be received by us no later than October 9, 2015 and must otherwise comply with applicable SEC requirements to be considered for inclusions in the proxy statement and proxy for the 2015 annual meeting. Each proposal should include the exact language of the proposal, a brief description of the matter and the reasons for the proposal, the name and address of the shareholder making the proposal and the disclosure of that shareholder’s number of shares of common stock owned, length of ownership of the shares, representation that the shareholder will continue to own the shares through the shareholder meeting, intention to appear in person or by proxy at the shareholder meeting and material interest, if any, in the matter being proposed.

Shareholders who do not wish to submit a proposal for inclusion in our proxy materials relating to our 2015 annual meeting in accordance with SEC Rule 14a-8 may submit a proposal for consideration at the 2015 annual meeting in accordance with our bylaws. Such shareholders must provide timely notice in writing in accordance with the laws of the State of Florida. To be timely under such laws, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the meeting. Accordingly, for our 2015 annual meeting, proposals must be received at our principal executive offices not earlier than December 26, 2015 and not later than January 25, 2016. However, if the 2015 annual meeting is called for a date that is not within 30 days before or after the anniversary date of the meeting, notice by the shareholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the 2015 annual meeting is mailed to shareholders or made public, whichever first occurs. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may preclude shareholders from bringing matters before an annual meeting of shareholders.

Shareholder proposals should be addressed to Castle Brands Inc., Attention: Corporate Secretary, 122 East 42nd Street, Suite 4700, New York, New York 10168.

Communications with our Board of Directors

Any shareholder or other interested party wishing to communicate with our board of directors may do so by sending written communications addressed to the Corporate Secretary, Castle Brands Inc., 122 East 42nd Street, Suite 4700, New York, New York 10168 or by email to info@castlebrandsinc.com. Communications emailed to this address are automatically forwarded to all members of the board of directors. Written communications received by the Corporate Secretary are reviewed for appropriateness. Our Corporate Secretary, in accordance with company policy, at his discretion may elect not to forward items that are deemed commercial, frivolous or otherwise inappropriate for consideration by the board of directors. In such cases, correspondence may be forwarded elsewhere for review and possible response.

Discretionary Voting of Proxies

Under SEC Rule 14a-4, our management may exercise discretionary voting authority under proxies it solicits and obtains for our 2014 annual meeting of shareholders with respect to any proposal presented by a shareholder at such meeting, without any discussion of the proposal in our proxy statement for such meeting, unless we receive notice of such proposal at our principal office in New York, New York, a reasonable time before we send our proxy materials for the current year.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on March 26, 2015

This proxy statement and our 2014 annual report are available at http://investor.castlebrandsinc.com/annuals.cfm.

Other Business

We are not aware of any other business to be presented at the meeting. If matters not described herein should properly come before the meeting, the persons named in the accompanying proxy will use their discretion to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Richard J. Lampen,
President and Chief Executive Officer

New York, New York

February 6, 2015

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If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Mark E. Andrews, III
02 John F. Beaudette
03 Henry C. Beinstein
04 Phillip Frost, M.D.
05 Glenn L. Halpryn
06 Dr. Richard M. Krasno
07 Richard J. Lampen
08 Steven D. Rubin
09 Mark Zeitchick

The Board of Directors recommends you vote FOR proposals 2 and 3.

		For	Against	Abstain
2	To ratify the appointment of EisnerAmper LLP as independent registered public accounting firm for fiscal 2015.	☐	☐	☐
3	To approve, on an advisory basis, the compensation of our named executive officers, or the "say-on-pay" vote.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting or any adjournment thereof.

02 0000000000

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000225554_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

CASTLE BRANDS INC.
Solicited By the Board of Directors
for Annual Meeting to Be Held on March 26, 2015

The undersigned shareholder(s) of Castle Brands Inc., a Florida corporation (the "Company"), hereby appoints Richard J. Lampen, John S. Glover and/or Alfred J. Small, or any of them, with full power of substitution and to act without the other, as the agents, attorneys and proxies of the undersigned, to vote all of the shares of common stock, par value $0.01 per share, standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held on March 26, 2015 and at all adjournments or postponements thereof. This proxy will be voted in accordance with the instructions given on the reverse side. If no instructions are given, this proxy will be voted FOR the proposals listed on the reverse side.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000225554_2 R1.0.0.51160